WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2009

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2009 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of May 31, 2009 was $124.95, an increase of +7.59% from the April 30, 2009 value of $116.14. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +3.63% as of May 31, 2009.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$2,221,366.48
Change in Unrealized Gain/(Loss)	$7,379,961.18
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($32,867.25)

Total Trading Income	$9,568,460.41

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$6,589.42
Management Fees	$43,886.86
Advisory Fees	$204,933.35
Offering Fees	$0.00
Incentive Fees	$997,594.48
Other Expenses	$317,629.34

Total Expenses	$1,570,633.45

Interest Income	($174.12)

Net Income(Loss) from the Period	$7,997,652.84

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$105,328,475.57	$116.14
Addition	$754,000.00
Withdrawal	($2,925,755.82)
Net Income/(Loss)	$7,997,652.84

Month End	$111,154,372.59	$124.95

Monthly Rate of Return	7.59%
Year to Date Rate of Return	3.63%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending May 31, 2009

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2009 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of May 31, 2009 was $128.93, an increase of +7.76% from the April 30, 2009 value of $119.65. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +4.49% as of May 31, 2009.

STATEMENT OF INCOME(LOSS)
Trading Income (Loss)
Realized Trading Gain/(Loss)	$290,111.87
Change in Unrealized Gain/(Loss)	$963,827.62
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($4,292.48)

Total Trading Income	$1,249,647.01

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$860.58
Management Fees	$5,731.65
Advisory Fees	$26,764.43
Offering Fees	$0.00
Incentive Fees	$130,286.47
Other Expenses	$18,555.98

Total Expenses	$182,199.11

Interest Income	($22.74)

Net Income(Loss) from the Period	$1,067,425.16

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$13,755,965.94	$119.65
Addition	$75,000.00
Withdrawal	($63,393.60)
Net Income/(Loss)	$1,067,425.16

Month End	$14,834,997.50	$128.93

Monthly Rate of Return	7.76%
Year to Date Rate of Return	4.49%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2